Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	July 28, 2016 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER AND YEAR TO DATE 2016 RESULTS

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced 2016 second quarter net income of $11.5 million or $0.24 per diluted common share, compared to net income of $9.8 million or $0.21 per diluted common share for the same period last year. The $1.7 million increase was due primarily to higher accrued unbilled revenue resulting from higher customer consumption at the end of the period, which was partially offset by increases in maintenance, depreciation and amortization, and net interest expense.

Total revenue increased $8.0 million, or 5.6%, to $152.4 million, compared to revenue of $144.4 million for the second quarter of 2015.  Rate increases added $10.1 million, $8.0 million of which was related to water production cost increases.  The accrued unbilled revenue added $4.6 million.  Revenue decoupling mechanisms and other balancing accounts reduced revenue $7.3 million.  All other changes increased revenue $0.6 million.

The WRAM account records changes in billed revenue.  Unbilled revenue is an accounting estimate that is accrued at the end of the quarter.  The unbilled revenue accrual is subject to consumption changes and can fluctuate on a quarter-to-quarter basis.

Total operating expenses increased $6.0 million, or 4.7%, to $133.9 million in the second quarter of 2016 compared to operating expenses of $127.9 million in the second quarter of 2015, principally due to a $4.6 million or 8.6% increase in water production expenses.  The increase in water production expenses was primarily due to a 10% increase in purchased water rates from water wholesalers and a 2% increase in the use of purchased water to meet customer demand.

Administrative & general and other operations expenses decreased $1.9 million, or 4.3%, to $42.3 million, due primarily to decreases in pension and post retirement costs of $2.5 million, which were partially offset by increases to water conservation program costs of $0.3 million, California drought program incremental costs of $0.2 million, and employee wage increases of $0.1 million. Water conservation program costs are affected by seasonal patterns and customer demand.  Changes in employee pension and other postretirement benefits and water conservation program expenses for regulated California operations do not affect net income, because the Company is permitted by the California Public Utilities Commission (CPUC) to record these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.  Drought program costs are tracked in a CPUC-approved memorandum account and require Commission review before they become recoverable.

Maintenance expense increased $0.6 million, or 11.4%, to $5.9 million, mostly due to expenses incurred to respond to a large wildfire in the Company’s Kern River Valley District.

Depreciation and amortization expense increased $0.5 million, or 3.2%, to $15.8 million due to 2015 capital additions.

Income taxes increased $1.8 million to $6.9 million in the second quarter of 2016 compared to the second quarter of 2015, primarily due to a $2.8 million increase in pre-tax income and a $0.6 million tax benefit recorded in the second quarter of 2015.

Other income, net of income taxes, increased $0.6 million in the second quarter of 2016, principally due to an increase in unrealized gains associated with our benefit plan investments.

Net interest expense increased $1.0 million, or 14.5%, to $7.6 million, due mostly to the sale of $150.0 million First Mortgage Bonds in the fourth quarter of 2015 and the first quarter of 2016 to support infrastructure investments needed to provide a safe and reliable water supply to customers.

The under-collected net receivable balance in the WRAM and MCBA mechanism was $28.9 million at the end of the second quarter, down 14.0% or $4.7 million from the balance at the end of the first quarter.

According to President and Chief Executive Officer Martin A. Kropelnicki, financial results were in line with expectations, given the continuing drought and the critical importance of investing in water conservation.

“The real story for the second quarter isn’t the numbers; it’s our people.  Thanks to our employees, we continued to take a customer-first approach to drought management.  Additionally, we responded effectively and compassionately to a devastating fire in our Kern River Valley District, continued to work diligently on our 2015 General Rate Case, and we were ranked “highest in customer satisfaction among water utilities in the West” by J.D. Power.  In addition, we were named a Top 100 Workplace in the San Francisco Bay

Area for a fifth consecutive year.  I’m very proud of our team and what we accomplished during the quarter,” Kropelnicki said.

Year-to-Date Results

For the six-month period ended June 30, 2016, net income was $10.7 million or $0.22 per diluted common share, compared to net income of $11.4 million or $0.24 per diluted common share for the six-month period ended June 30, 2015.  The $0.7 million decrease in net income was primarily due to incremental drought program expenses, increased maintenance, depreciation and amortization, and net interest expenses.  A $0.6 million tax benefit which had occurred in 2015 did not occur in 2016.  Expense increases were partially offset by an increase in accrued unbilled revenue.

During the first six months of 2016, the total company-funded and developer-funded investment was $116.2 million in utility plant, up 53.3%, or $40.4 million, from $75.8 million in the first six months of 2015.

On July 15, 2016, Cal Water filed an advice letter to recover $4.2 million of incremental drought expenses associated with calendar years 2014 and 2015.  The Company expects to receive approval of this advice letter before the end of 2016.

2015 California General Rate Case

As previously reported, in July 2015, California Water Service Company (Cal Water) filed a General Rate Case (GRC) application seeking rate increases in all regulated operating districts in California effective January 1, 2017. The 2015 GRC application requests increased revenues of $94.8 million for 2017, $23.0 million for 2018, and $22.6 million for 2019. The primary reason for the requested revenue increase was a proposed capital program of $693.0 million in districts throughout California over the three-year period from January 1, 2016 through December 31, 2018. The GRC process considers the views of several intervenors, including the CPUC’s Office of Ratepayer Advocates (ORA).

The Company reviewed the GRC intervenors’ recommendations and composed rebuttal testimony during the second quarter of 2016.   During the months of June and July, the Company and intervenors met in settlement discussions and completed rate case evidentiary hearings at the CPUC on July 18, 2016.  The case is being processed according to the adopted schedule which would allow for a decision at the end of 2016.

Other Information

All stockholders and interested investors are invited to listen to the second quarter of 2016 conference call on July 28, 2016 at 8:00 a.m. PDT (11:00 a.m. EDT) by dialing 1-888-359-3627 and keying in ID #7514207. A replay of the call will be available from 11:00 a.m. PDT (2:00 p.m. EDT) on July 28, 2016 through September 28, 2016, at 1-888-203-1112 or 1-719-457-0820, ID #7514207. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/earningsslidesjune2016.pdf after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal III.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, such as Zika, avian flu, H1N1 flu and severe acute respiratory syndrome, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	June 30,	December 31,
(In thousands, except per share data)	2016	2015
ASSETS
Utility plant:
Utility plant	$2,621,322	$2,506,946
Less accumulated depreciation and amortization	(836,245)	(805,178)
Net utility plant	1,785,077	1,701,768

Current assets:
Cash and cash equivalents	30,826	8,837
Receivables:
Customers	36,635	31,512
Regulatory balancing accounts	26,453	35,052
Other	11,901	14,760
Unbilled revenue	33,535	23,181
Materials and supplies at weighted average cost	6,393	6,339
Taxes, prepaid expense, and other assets	13,257	7,897
Total current assets	159,000	127,578

Other assets:
Regulatory assets	363,321	361,893
Goodwill	2,615	2,615
Other assets	48,110	47,399
Total other assets	414,046	411,907
TOTAL ASSETS	$2,358,123	$2,241,253

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$479
Additional paid-in capital	333,561	333,135
Retained earnings	302,719	308,541
Total common stockholders’ equity	636,760	642,155
Long-term debt, less current maturities	555,787	508,002
Total capitalization	1,192,547	1,150,157

Current liabilities:
Current maturities of long-term debt	6,133	6,043
Short-term borrowings	75,100	33,615
Accounts payable	77,604	66,380
Regulatory balancing accounts	2,702	2,227
Accrued interest	5,820	5,088
Accrued expenses and other liabilities	34,654	34,545
Total current liabilities	202,013	147,898

Unamortized investment tax credits	1,872	1,872
Deferred income taxes	271,407	264,897
Pension and postretirement benefits other than pensions	238,823	236,266
Regulatory liabilities and other	92,141	82,414
Advances for construction	180,429	180,172
Contributions in aid of construction	178,891	177,577
Commitments and contingencies	—	—
TOTAL CAPITALIZATION AND LIABILITIES	$2,358,123	$2,241,253

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	June 30,	June 30,
For the Three-Months ended:	2016	2015

Operating revenue	$152,445	$144,414
Operating expenses:
Operations:
Water production costs	57,589	53,022
Administrative and general	23,366	26,637
Other operations	18,903	17,512
Maintenance	5,934	5,326
Depreciation and amortization	15,842	15,354
Income taxes	6,870	5,102
Property and other taxes	5,407	4,968
Total operating expenses	133,911	127,921

Net operating income	18,534	16,493

Other income and expenses:
Non-regulated revenue	3,764	3,479
Non-regulated expenses	(2,809)	(3,504)
Income tax (expense) benefit on other income and expenses	(384)	10
Net other income (loss)	571	(15)

Interest expense:
Interest Expense	8,434	7,061
Less: capitalized interest	(837)	(428)
Net interest expense	7,597	6,633

Net income	$11,508	$9,845

Earnings per share:
Basic	$0.24	$0.21
Diluted	$0.24	$0.21
Weighted average shares outstanding:
Basic	47,972	47,880
Diluted	47,972	47,892
Dividends per share of common stock	$0.1725	$0.1675

	June 30,	June 30,
For the Six-Months ended:	2016	2015

Operating revenue	$274,172	$266,399
Operating expenses:
Operations:
Water production costs	98,658	98,224
Administrative and general	51,193	54,332
Other operations	38,205	33,355
Maintenance	11,997	9,783
Depreciation and amortization	31,888	30,673
Income taxes	5,945	5,715
Property and other taxes	11,482	10,327
Total operating expenses	249,368	242,409

Net operating income	24,804	23,990

Other income and expenses:
Non-regulated revenue	7,192	6,726
Non-regulated expenses	(5,789)	(5,747)
Income tax expense on other income and expenses	(565)	(393)
Net other income	838	586

Interest expense:
Interest expense	16,499	14,130
Less: capitalized interest	(1,567)	(974)
Net interest expense	14,932	13,156

Net income	$10,710	$11,420

Earnings per share:
Basic	$0.22	$0.24
Diluted	$0.22	$0.24
Weighted average shares outstanding:
Basic	47,938	47,853
Diluted	47,943	47,873
Dividends declared per share of common stock	$0.3450	$0.3350